EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT
                                 (Gerard Ridzon)


         THIS AGREEMENT is entered into effective the 10th day of November, 1998 by and between EMCON, a California corporation ("Employer"), and Gerard Ridzon ("Employee").

                                    RECITALS

         WHEREAS, the parties hereto desire to set forth the terms of Employee's continued employment with Employer.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Duties. Employer shall employ Employee as a Vice President of Employer reporting directly to the Area Operations Manager for the North Area of Employer's Professional Services Division as presently configured (inclusive of all office locations, Wehran of Puerto Rico, Airbank, the Clean Harbors alliance and the Xenergy alliance) and with such duties and responsibilities as are typical for an officer in a similar role.

         2. Term. Employee's employment pursuant to this Agreement will commence on the date hereof and continue through January 3, 2002; provided, however, that
(i) this Agreement (except Section 7 hereof) shall terminate and be of no further force or effect at the election of Employee, upon violation by Employer of its obligations hereunder or upon ninety (90) days advance notice by Employee at any time after December 31, 1999, and (ii) this Agreement (except Sections 6 and 7 hereof) shall terminate and be of no further force or effect at the election of Employer upon termination of Employee's employment for cause pursuant to Section 5, below.

         3.       Compensation.

                  (a) Employer shall pay Employee a base salary equivalent to $110,000 per year, in equal bi-weekly installments (less applicable withholding), which salary may be adjusted upward, from time to time during the term of this Agreement by Employer's Board of Directors.

                  (b) During Employee's full time employment with Employer, Employee shall be entitled to participate in all applicable benefit plans and bonus programs generally available to employees of Employer

                  (c) On the first regular pay day of January 1999 and on the first regular pay day of each applicable year of the term of this Agreement (i.e. January 2000, January 2001, and January 2002). Employer shall pay Employee a cash bonus of $50,000 per installment less applicable withholdings.

         4. Extent and Place of Services. During Employee's full time employment with Employer, Employee agrees to devote Employee's full business time to employment with Employer. Employer shall


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not transfer or relocate Employee from Employer's office in New Hampshire during the term hereof without the approval of Employee. In the event of a relocation, Employee shall be entitled to receive relocation assistance consistent with Employer's relocation policy.

         5. Termination of Employment. Employee's employment under this Employment Agreement shall not be terminated without good cause shown. Dismissal for cause is intended to embrace intentional or grossly negligent conduct on the part of Employee which is materially detrimental to the operations and/or reputation of Employer. By way of illustration such actions would include (but would not be limited to) material breach of Employee's obligations under this Employment Agreement, and/or conviction of a crime (other than minor infractions such as parking or similar traffic violations), moral turpitude and revocation by the applicable licensing authority of professional licenses (if any) material to Employee's ability to perform Employee's employment obligations.

         6. Covenant Not to Compete. In consideration for the hiring of Employee by Employer during the term of this Agreement, Employee shall not render any services or engage in any activities which are competitive with Employer's activities in any other state in which Employer conducts business. In the event of any breach of the foregoing covenant, the Employee acknowledges that Employer's remedies at law will be inadequate and Employer shall be entitled to seek injunctive relief, as well as any rights Employer may have at law or in equity, including any rights regarding the misuse of confidential or proprietary information.

         7. Confidentiality. Employee agrees to keep confidential and not disclose or make any use of any confidential or proprietary information of EMCON, except for EMCON's benefit, at any time either during or subsequent to Employee's employment. Confidential or proprietary information is subject matter pertaining to any business of EMCON or any of their clients, consultants or affiliates which Employee may produce, obtain, become aware of or otherwise acquire during the course of employment which is not public knowledge.

         8.       Miscellaneous.

                  (a) This Agreement and each of its provisions shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives, and assigns.

                  (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to transactions between Delaware residents wholly within the State of Delaware. If any provision of the Agreement is held invalid or unenforceable for any reason, the parties hereto agree that such invalidity will not affect the remaining provisions of this Agreement.

                  (c) This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and it hereby supersedes any and all prior agreements or understandings between the parties with respect to such subject matter. This Agreement may not be amended or changed except by an instrument in writing signed by the parties hereto.

                  (d)  This   Agreement   may  be   executed   in  one  or  more
counterparts, each of which shall be an original instrument, but all of which together shall constitute one and the same instrument.

                  (e) The headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.


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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:                                              EMPLOYEE:
EMCON, a California corporation

By: /s/ Eugene M. Herson                               /s/ Gerard Ridzon
-------------------------                              -----------------
Title: President & Chief Executive Officer                 Gerard Ridzon





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